Filed in the Office of	Business Number E31220832023-0
[signature]	Filing Number 20243984762
Secretary of State State Of Nevada	Filed On 4/10/2024 4:52:00 PM
	Number of Pages 4

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

× Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Lion Power Systems (NV), Inc. Entity or Nevada Business Identification Number (NVID): E31220832023-0
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* 1,000 shares of Series A Preferred Stock; SEE ATTACHED
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 04/10/2024

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

OF

LION POWER SYSTEMS (NV), INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES A PREFERRED STOCK

On behalf of Lion Power Systems (NV), Inc., a Nevada corporation (the "Company"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the "Articles of Incorporation"), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, of the Company authorized by the Articles of Incorporation ("Preferred Stock"), a series of Series A Preferred Stock, consisting of one thousand (1,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as "Series A Preferred Stock." The number of shares constituting the Series A Preferred Stock shall be one thousand (1,000) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank *pari passu* to the common stock, par value $0.0001 per share (the "Common Stock") and any previously issued classes of capital stock of the Company.

2. Dividends. The holders of shares of Series A Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a "Liquidation"), whether voluntary or involuntary, the Holders of Series Preferred Stock shall be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock. For the purposes of such distribution, Holders of Series A Preferred Stock shall be treated as if all shares of Series A Preferred Stock had been converted to Common Stock immediately prior to the distribution.

(b) A sale of all or substantially all of the Company's assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including,

without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a "Change in Control Event"), shall not be deemed to be a Liquidation for purposes of this Designation.

4. Optional Conversion of Series A Preferred Stock. The Holders of Series A Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series A Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one (1) share of Common Stock (the "Conversion Rate") for every one (1) share of Series A Preferred Stock.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a "Conversion Demand") upon the Company at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and the proposed date of such conversion (for purposes of this Designation, the "Optional Conversion Date"). Upon receipt of the Conversion Demand, the Company shall give written notice (for purposes of this Designation, a "Conversion Notice") to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder's address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Company. On or before the Optional Conversion Date, each Holder of the Series A Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Company shall issue and deliver to such Holder, or its nominee, at such Holder's address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Company, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series A Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Preferred Stock by the Company upon conversion of Series A Preferred Stock by such Holder.

(d) Reservation of Stock. The Company shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued

Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock.

5. Voting. The holders of Series A Preferred Stock shall have the right to cast ten thousand (10,000) votes per share on all matters submitted to a vote of holders of the Company's common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Company as a single class on all actions to be taken by the common stock holders of the Company except to the extent that voting as a separate class or series is required by law.

IN WITNESS WHEREOF the undersigned has signed this Designation this 10th day of April, 2024.

LION POWER SYSTEMS (NV), INC.

By: ______________________
Name: James S. Coleman
Title: CEO